Exhibit 99.1

VMware Announces Authorization of Stock Repurchase Program

PALO ALTO, CA -- (MARKET WIRE) -- 08/07/13 -- VMware, Inc. (NYSE: VMW), the global leader in virtualization and cloud infrastructure, today announced that its Board of Directors has authorized the purchase of up to $700 million of its Class A common stock through the end of 2015. Stock will be purchased from time to time, in the open market or through private transactions, subject to market conditions. The Company expects the equity purchase program to help partially offset dilution from its equity programs.

The new stock repurchase authorization is in addition to the Company's ongoing $250 million stock repurchase program, originally announced November 29, 2012.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding the value of shares repurchased through our stock repurchase programs and the duration of such programs. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) fluctuations and volatility in our stock price; (ii) the impact of macroeconomic conditions on customer demand, (iii) changes in our financial condition, (iv) changes in business opportunities and priorities that could cause us to consider alternative uses of cash, (v) fluctuations in the level of cash held in the United States that is available for stock repurchases and (vi) the level of proceeds from employee stock option exercises and our employee stock purchase plan. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

About VMware

VMware is the leader in virtualization and cloud infrastructure solutions that enable businesses to thrive in the Cloud Era. Customers rely on VMware to help them transform the way they build, deliver and consume Information Technology resources in a manner that is evolutionary and based on their specific needs. With 2012 revenues of $4.61 billion, VMware has more than 500,000 customers and 55,000 partners. The company is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com.

Contacts:

Paul Ziots
VMware Investor Relations
pziots@vmware.com
650-427-3267

Nick Fuentes
VMware Global Communications
nfuentes@vmware.com
650-427-1104